Lincolnway Energy, LLC
Creating Energy for Iowa & America

EXHIBIT 99

April 14, 2010

Dear Lincolnway Energy Member,

I am happy to announce that Lincolnway Energy has reached an agreement with the Iowa Attorney General's office resolving the pending Air Quality Permit and NPDES allegations. Lincolnway Energy has worked hard to make equipment investment and process changes that will continue Lincolnway Energy's commitment to environmental stewardship. Lincolnway Energy is glad to have this matter resolved.

Included in this letter is a copy of the State's press release which does a good job of providing details of the settlement. If after reading the press release and this letter, should you have any questions about the settlement please feel free to contact us.

Regards,

Rick Brehm
President-CEO

Lincolnway Energy Ordered to Pay $176,750 Penalty for Environmental Violations

Nevada, Iowa -- April 12, 2010. Lincolnway Energy, LLC, is paying a $176,750 civil penalty for air pollution and water pollution violations at Lincolnway's ethanol production plant in Nevada, Iowa, the Attorney General's Office said Monday.

Story County District Court Judge Dale E. Ruigh approved a consent decree Monday assessing the penalty and resolving the lawsuit, which also was filed Monday by the AG's Office.

The state lawsuit alleged Lincolnway violated air pollution control regulations by:

* Emitting air pollutants, including particulate matter and nitrogen oxides, in excess of permitted limits on numerous occasions from Dec. 2006 to Dec. 2008.
* Failing to conduct numerous required "stack tests" in 2007 to determine compliance with construction permit air pollution emission limits.
* Failing to comply with continuous emission monitoring requirements.

The suit also alleged Lincolnway discharged wastewater into West Indian Creek during several months in 2006-7 in excess of permitted effluent limits for iron, suspended solids, and total residual chlorine. Lincolnway corrected the wastewater effluent problems.

"We alleged numerous violations," said Attorney General Tom Miller. "Lincolnway cooperated to resolve the issues and correct the situations."

Lincolnway agreed to the consent decree and has paid the civil penalty. It also has applied for revised air emission permits that are under review by the Iowa Department of Natural Resources (DNR).

Lincolnway's Energy's ethanol production facility, which began operation in May 2006, currently has a production capacity of 55 million gallons of ethanol and 178,440 tons of distillers dried grains per year. Distillers dried grains are a byproduct of the ethanol production process which may be used as an animal feed additive.